Exhibit 10(mm.1)
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (“Amendment”) made as of April 10, 2008 between DUSA Pharmaceuticals, Inc., a New Jersey corporation (“DUSA”) having principal offices at 25 Upton Drive, Wilmington, Massachusetts 01887, and Michael Todisco (“Todisco”) who resides at 14 Bradley Road, Andover, MA 01810.
WHEREAS, the parties entered into an Employment Agreement dated September 20, 2006 (the “Agreement”); and
WHEREAS, the parties now wish to further amend the Agreement in writing to reflect an increase in the cash bonus opportunity percentage;
NOW THEREFORE, in consideration of the mutual covenants and promises, the parties agree as follows:
1.	Paragraph 3 of the Agreement (Remuneration), which reads in relevant part:
Following the end of each fiscal year, the Board may award a cash bonus to Todisco in an amount up to 30% of Todisco’s current base salary for such year as determined by the Board in its sole discretion.
     Shall be amended to reflect an increase in the cash bonus opportunity percentage to read:
Following the end of each fiscal year, the Board may award a cash bonus to Todisco in an amount up to 35% of Todisco’s current base salary for such year as determined by the Board in its sole discretion.
2.	Except as expressly provided in this Amendment No. 1, the Agreement shall remain unmodified and in full force and effect and is hereby ratified and confirmed. The execution, delivery, and effectiveness of the Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Todisco or DUSA.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Employment Agreement as of the latest date and year stated below.

ATTEST:	DUSA PHARMACEUTICALS, INC.

/s/ Susan Tennent	By:	/s/ Robert F. Doman
Robert F. Doman
President and Chief Executive Officer
Dated:

WITNESS:	EMPLOYEE:

/s/ Marianne Mullin	/s/ Michael J. Todisco

Michael Todisco
	Dated:	5/15/08